Exhibit 99.1

Aon Reports Fourth Quarter Net Income of $224 Million or $0.65 Per Share

CHICAGO, IL – February 9, 2006 - Aon Corporation (NYSE: AOC) today reported fourth quarter and full year 2005 results.

Net income was $224 million or $0.65 per share in the fourth quarter of 2005 and $81 million or $0.24 per share in 2004.  Fourth quarter 2005 net income from continuing operations increased 97% to $144 million or $0.42 per share compared to $73 million or $0.22 per share a year ago.

Net income for the full year of $737 million increased 35% from the prior year, and earnings per share of $2.17 was up 33%.  Full year 2005 net income from continuing operations increased to $642 million or $1.89 per share from $545 million or $1.63 per share in 2004.

Excluding certain items that influenced the fourth quarter and full year results (as detailed in the attached supplemental schedules), net income per share from continuing operations was $0.67 and $2.21 for the fourth quarter and twelve months 2005, respectively.

Greg Case, Aon’s president and CEO, said, “Our fourth quarter operating results show strong underlying margin improvement.  Americas Brokerage, led by our U.S. and Latin America Retail businesses, showed very solid organic growth, continuing a trend which emerged previously in 2005.   Our Affinity business continues to make an important contribution to organic revenue growth, and we continue to take steps to strengthen that business.  For each of our operating segments, 2005 marked a year of good progress toward realizing the full potential of our tremendous portfolio of businesses.”

Restructuring Plan

The previously announced three-year restructuring plan is currently expected to result in cumulative pretax charges of $262 million, including employee termination and lease consolidation costs, asset impairments, and other costs associated with the restructuring.  Annualized cost savings are now targeted at approximately $180 million by 2008.  Certain aspects of the plan are not finalized, and actual total costs, the timing of the costs, and ultimate savings may vary from the estimates due to changes in the scope or assumptions underlying this plan.   An analysis of restructuring related expenses by segment for the fourth quarter and full year 2005 is presented in the attached reconciliation of non-GAAP measures.

Below is a summary of third and fourth quarter 2005 restructuring costs and an estimate of restructuring and related expenses through the end of 2007 by type and by geographic region.

	Actual			Estimated
(millions)	Third Quarter 2005	Fourth Quarter 2005	Total 2005	Annual 2006	Annual 2007	Total
By Type:
Workforce reduction	$2	$114	$116	$33	$8	$157
Lease consolidation	15	5	20	31	6	57
Asset impairments	15	2	17	2	4	23
Other costs associated with restructuring	3	2	5	15	5	25
Total restructuring and related expenses	$35	$123	$158	$81	$23	$262

(millions)	United States	United Kingdom	Continent of Europe	Rest of World	Total
By Region:
2005 (incurred)	$28	$92	$30	$8	$158
2006 estimated	25	44	10	2	81
2007 estimated	12	11	—	—	23
Total incurred and remaining estimated	$65	$147	$40	$10	$262

Fourth Quarter and Twelve Months Segment Review

Risk and Insurance Brokerage Services fourth quarter revenue of $1.4 billion was essentially unchanged from the prior year, with 3% organic revenue growth.  Contingent commission revenue reflecting amounts relating to arrangements in existence prior to October 1, 2004 was $4 million in the fourth quarter of 2005 and $11 million in fourth quarter 2004.   Contingent commission revenue was $26 million and $111 million for the twelve months of 2005 and 2004, respectively.

Organic revenue in Brokerage-Americas rose 10%, primarily driven by the impact of new business in all geographic regions as well as in the Affinity business.  Brokerage-International organic revenue declined 3%, with strong new business generation in Continental Europe offset by weaker revenue performance in the U.K.   A 1% decline in Reinsurance organic growth reflected the impact of higher risk retention by clients and weaker pricing in the international markets, partially offset by new business in the Americas.

Fourth quarter pretax income increased to $134 million from $12 million in 2004, and the pretax margin improved to 9.3% from 0.8% a year ago.   Excluding unusual items as detailed in the attached reconciliations of non-GAAP measures, the pretax margin improved to 17.4% in 2005 from 12.8% in 2004, driven by a 5% decline in expenses.

Twelve months pretax income increased 25% to $719 million and the pretax margin improved 280 basis points to 13.3% from 10.5%.  Excluding certain unusual items, the brokerage pretax margin was 16.0% for 2005 and 13.6% for 2004.

Consulting revenue of $336 million declined 1% during the quarter on both a reported and an organic basis.   Lost business and lower levels of new business in the U.S. contributed to a 4% decline in Outsourcing organic revenue.  Contingent commission revenue was $2 million and $4 million in the fourth quarter of 2005 and 2004, and $6 million and $21 million for the twelve months of 2005 and 2004, respectively.

Fourth quarter pretax income increased 82% to $40 million, and the pretax margin was 11.9% for 2005 and 6.5% for 2004.  A principal contributor to the year over year improvement was the impact of the provision for legal settlements in the fourth quarter of 2004.   Twelve months pretax income increased 5% to $110 million and the pretax margin was 8.8% in 2005 compared to 8.4% in 2004.

Insurance Underwriting revenue was $756 million in the quarter, with segment organic revenue growth, which is based on written premiums and fees, of 9%.   In the Accident & Health and Life business, organic revenue grew 10%, primarily driven by strong growth in the sales of a supplemental health product.   Warranty, Credit and Property & Casualty organic revenue growth was 8% in the quarter.

Fourth quarter pretax income rose 30% to $79 million reflecting strong growth in sales of a supplemental health product, improved profitability in the specialty property and casualty business, and higher investment income.  The pretax margin improved to 10.4% in 2005 from 7.8% in 2004.   Twelve months pretax income increased 24% to $314 million and the pretax margin improved to 9.8% from 8.1% in 2004.

Corporate and Other segment revenue was $21 million in the quarter compared to $61 million in 2004.  Fourth quarter 2004 results included a $37 million pretax gain on the sale of Endurance common stock.

The pretax loss in the Corporate and Other segment was $47 million compared with a loss of $2 million a year ago, principally driven by the gain on sale of Endurance common stock in 2004 and higher general expenses including restructuring costs in 2005.

The pretax loss for twelve months was $178 million compared to a pretax loss of $108 million a year ago, primarily reflecting the 2004 gain on sale of Endurance common stock, the impact of the Company’s investment in Endurance common stock and warrants, and higher general expenses including 2005 restructuring costs.

Discontinued Operations

Fourth quarter after tax income from discontinued operations was $80 million ($0.23 per share) in 2005, primarily reflecting the gain on sale of Aon’s U.S.-based wholesale broking operation, Swett & Crawford.

Effective Tax Rate and Earnings Repatriation

The effective tax rate for continuing operations was 30.1% for the fourth quarter of 2005 compared to 21.5% for the fourth quarter of 2004.   The full year tax rates for 2005 and 2004 were 33.5% and 34.1%, respectively.  The effective tax rate for the fourth quarter of 2005 reflects the favorable resolution of tax issues and lower effective state tax rates, partially offset by the impact of restructuring charges.  In 2004, a one-time tax benefit resulting from the difference between Aon’s tax and book basis in Cambridge (U.S. claims services business sold in 2004) reduced the effective tax rate.

In the fourth quarter of 2005, Aon repatriated $101 million of foreign earnings pursuant to the special tax incentives of the American Jobs Creation Act of 2004.  The Company incurred $5 million ($0.01 per share) of tax expense in connection with the repatriated earnings.

Foreign Exchange Impact

Fourth quarter 2005 earnings per share were not affected by foreign currency translation.  Fourth quarter 2005 and 2004 earnings per share included $0.02 and $0.05 of currency hedging gains, respectively.

Twelve months 2005 earnings per share were positively affected by $0.05 related to foreign currency translation gains.  In addition, twelve months 2005 and 2004 earnings per share included $0.08 and $0.11 of currency hedging gains, respectively.

Financial Condition

Total debt and preferred stock decreased $55 million to $2.1 billion at December 31, 2005 from December 31, 2004.  Total debt and preferred stock as a percentage of total capital was reduced to 28% from 30% over the same period.  Stockholders’ equity was $5.3 billion.  Compared to September 30, 2005, total debt increased $225 million primarily reflecting an increase in funds borrowed by certain of the Company’s foreign subsidiaries to offset earnings repatriated during the quarter.

During 2005, Aon made cash contributions of $463 million to its principal pension plans, including a $200 million contribution to the U.S. pension plan in the fourth quarter of 2005.

Approximately 94% of Aon’s investment portfolio at quarter end was in short-term and fixed maturities, with 98% of the fixed income securities rated investment grade.

Stock Repurchase Program

During the fourth quarter of 2005, Aon completed the repurchase of 675,000 shares of common stock for $24.7 million under the existing $1 billion buyback authorization.

The Company will host an audio webcast on Friday, February 10 at 10:00 a.m. central time that can be accessed at www.aon.com.

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting.  There are 47,000 employees working in Aon’s 500 offices in more than 120 countries.  Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, our ability to execute the stock repurchase program, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of investigations brought by state attorneys general, state insurance regulators, federal prosecutors, and federal regulators, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, and ERISA class actions, the cost of resolution of other contingent liabilities and loss contingencies, and the difference in ultimate paid claims in our underwriting companies from actuarial estimates.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

This press release includes supplemental information related to organic revenue growth, a measure that management believes is important to evaluate changes in revenue from existing operations.  We believe that this supplemental information is helpful to investors.  Organic revenue growth excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, investment income, reimbursable expenses, unusual items, and for the underwriting segment only, an adjustment between written and earned premium.  A reconciliation is provided in the attached schedules.  The supplemental organic revenue growth information does not affect net income or any other GAAP reported amounts.  It should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations.  Industry peers provide similar supplemental information regarding their revenue performance, although they may not make identical adjustments.

This press release also includes supplemental information related to several measures - income per share, expenses, and margins - that exclude the effects of the restructuring charges and certain other noteworthy items that impacted revenue and pretax income in the comparable periods.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  The measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Summary of Operations.  Industry peers provide similar supplemental information regarding their performance.

###

Investor Contact:	Craig Streem
Corporate Vice President, Investor Relations
312-381-3983

Media Contact:	Al Orendorff
Director, Public Relations
312-381-3153

Aon Corporation

Consolidated Summary of Operations

	Fourth Quarter Ended			Twelve Months Ended
(millions except per share data)	Dec. 31, 2005	Dec. 31, 2004 (1)	Percent Change	Dec. 31, 2005	Dec. 31, 2004 (1)	Percent Change
Revenue
Brokerage commissions and fees	$1,725	$1,791	(4)%	$6,646	$6,822	(3)%
Premiums and other	700	687	2	2,848	2,788	2
Investment income	105	122	(14)	343	321	7
Total revenue	2,530	2,600	(3)	9,837	9,931	(1)

Expenses
General expenses	1,849	1,855	—	6,914	6,969	(1)
Benefits to policyholders	375	362	4	1,551	1,516	2
Depreciation and amortization	68	75	(9)	277	303	(9)
Interest expense	31	35	(11)	125	136	(8)
Provision for New York and other state settlements	1	180	(99)	5	180	(97)
Total expenses	2,324	2,507	(7)	8,872	9,104	(3)

Income from continuing operations before provision for income tax	206	93	122	965	827	17
Provision for income tax (3)	62	20	210	323	282	15
Income from continuing operations	144	73	97	642	545	18

Income from discontinued operations, net of tax	80	8	+500	95	1	+500

Net income	$224	$81	177%	$737	$546	35%
Preferred stock dividends	—	(1)	N/A	(2)	(3)	N/A
Net income available for common stockholders	$224	$80	180%	$735	$543	35%

Basic net income per share:
Income from continuing operations	$0.44	$0.23	91%	$1.99	$1.70	17%
Discontinued operations	0.25	0.02	+500	0.29	—	N/A
Net income	$0.69	$0.25	176%	$2.28	$1.70	34%

Diluted net income per share:
Income from continuing operations	$0.42	$0.22	91%	$1.89	$1.63	16%
Discontinued operations	0.23	0.02	+500	0.28	—	N/A
Net income	$0.65	$0.24	171%	$2.17	$1.63	33%

Diluted average common and common equivalent shares outstanding (2)	347.5	336.4		341.5	336.6

(1)          Certain amounts relating to discontinued operations have been reclassified to conform to the 2005 presentation.

(2)          In accordance with EITF 04-08, the diluted net income per share calculations for the fourth quarters and twelve months ended December 31, 2005 and 2004 include 14 million additional shares related to the potential conversion of our 3.5% Senior Convertible Debentures.  In addition, the net income used in the calculation includes after-tax interest expense of approximately $2 million for the fourth quarters and $7 million for the twelve months ended December 31, 2005 and 2004.

(3)          Tax rate is 30.1% and 21.5% for the fourth quarters ended December 31, 2005 and 2004, respectively, and 33.5% and 34.1% for the twelve months ended December 31, 2005 and 2004, respectively.

Aon Corporation

Segments – Fourth Quarter Continuing Operations

	Fourth Quarter Ended
(millions)	Dec. 31, 2005	Dec. 31, 2004 (1)	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less: All Other (2)	Organic Revenue Growth (3)	Organic Revenue Growth without Contingent Commissions
Revenue
Risk and insurance brokerage services
Risk management and insurance brokerage – Americas	$637	$560	14%	1%	—%	3%	10%	9%
Risk management and insurance brokerage – International	604	638	(5)	(5)	2	1	(3)	(1)
Reinsurance brokerage and related services	193	199	(3)	(1)	—	(1)	(1)	(1)
Claims services	—	39	(100)	—	(100)	—	—	—
Total risk and insurance brokerage services	1,434	1,436	—	(2)	(2)	1	3	3
Consulting
Consulting services	267	265	1	(2)	2	1	—	—
Outsourcing	69	76	(9)	(1)	(2)	(2)	(4)	(4)
Total consulting	336	341	(1)	(2)	1	1	(1)	(1)
Insurance underwriting
Accident & health and life	462	432	7	(1)	—	(2)	10	10
Warranty, credit and property & casualty	294	353	(17)	(2)	—	(23)	8	8
Total insurance underwriting	756	785	(4)	(1)	—	(12)	9	9
Corporate and other	21	61	(66)	N/A	N/A	N/A	N/A	N/A

Intersegment revenues	(17)	(23)	N/A	N/A	N/A	N/A	N/A	N/A
Total	$2,530	$2,600	(3)%	(2)%	(1)%	(4)%	4%	4%

Investment income (included in Revenue above)
Risk and insurance brokerage services	$42	$26	62%
Consulting	1	1	—
Insurance underwriting	41	34	21
Corporate and other	21	61	(66)
Total	$105	$122	(14% )

Income (loss) from continuing operations before provision for income tax
Risk and insurance brokerage services	$134	$12	+500%
Consulting	40	22	82
Insurance underwriting	79	61	30
Corporate and other	(47)	(2)	N/A
Total	$206	$93	122%

Income from continuing operations before provision for income tax – margins
Risk and insurance brokerage services	9.3%	0.8%
Consulting	11.9%	6.5%
Insurance underwriting	10.4%	7.8%
Total	8.1%	3.6%

(1)          Certain amounts relating to discontinued operations have been reclassified to conform to the 2005 presentation.

(2)          Includes the impact of investment income, reimbursable expenses, adjustment between written and earned premium and fees in insurance underwriting only, and unusual items.

(3)          Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (2).  Written premiums and fees are the basis for organic revenue growth within the Insurance Underwriting segment.

Aon Corporation

Segments – Year-to-date Continuing Operations

	Twelve Months Ended
(millions)	Dec. 31, 2005	Dec. 31, 2004 (1)	Percent Change	Less: Currency Impact	Less: Acquisitions, Divestitures & Transfers	Less:All Other (2)	Organic Revenue Growth (3)	Organic Revenue Growth Without Contingent Commissions
Revenue
Risk and insurance brokerage services
Risk management and insurance brokerage – Americas	$2,172	$2,067	5%	1%	—%	2%	2%	5%
Risk management and insurance brokerage – International	2,383	2,357	1	1	2	—	(2)	(1)
Reinsurance brokerage and related services	845	861	(2)	1	—	2	(5)	(5)
Claims services	—	212	(100)	—	(100)	—	—	—
Total risk and insurance brokerage services	5,400	5,497	(2)	1	(3)	1	(1)	1
Consulting
Consulting services	981	949	3	1	2	—	—	2
Outsourcing	274	298	(8)	—	(2)	1	(7)	(7)
Total consulting	1,255	1,247	1	—	1	2	(2)	—
Insurance underwriting
Accident & health and life	1,805	1,721	5	1	—	(1)	5	5
Warranty, credit and property & casualty	1,383	1,429	(3)	—	—	(2)	(1)	(1)
Total insurance underwriting	3,188	3,150	1	1	—	(2)	2	2

Corporate and other	56	109	(49)	N/A	N/A	N/A	N/A	N/A

Intersegment revenues	(62)	(72)	N/A	N/A	N/A	N/A	N/A	N/A
Total	$9,837	$9,931	(1)%	1%	(2)%	—%	—%	1%

Investment income (included in Revenue above)
Risk and insurance brokerage services	$129	$80	61%
Consulting	4	3	33
Insurance underwriting	154	129	19
Corporate and other	56	109	(49)
Total	$343	$321	7%

Income (loss) from continuing operations before provision for income tax
Risk and insurance brokerage services	$719	$576	25%
Consulting	110	105	5
Insurance underwriting	314	254	24
Corporate and other	(178)	(108)	N/A
Total	$965	$827	17%

Income from continuing operations before provision for income tax – margins
Risk and insurance brokerage services	13.3%	10.5%
Consulting	8.8%	8.4%
Insurance underwriting	9.8%	8.1%
Total	9.8%	8.3%

(1)          Certain amounts relating to discontinued operations have been reclassified to conform to the 2005 presentation.

(2)          Includes the impact of investment income, reimbursable expenses, adjustment between written and earned premium and fees in insurance underwriting only, and unusual items.

(3)          Organic revenue growth excludes the impact of foreign exchange, acquisitions, divestitures, transfers and items described in (2).  Written premiums and fees are the basis for organic revenue growth within the Insurance Underwriting segment.

Aon Corporation

Corporate and Other – Continuing Operations

	Fourth Quarter Ended			Twelve Months Ended
(millions)	Dec. 31, 2005	Dec. 31, 2004	Percent Change	Dec. 31, 2005	Dec. 31, 2004	Percent Change
Revenue
Income from marketable equity securities and other investments (1)	$18	$13	38%	$44	$49	(10)%
Limited partnership investments	—	—	—	1	6	(83)
Net gain on disposals and related expenses (2)	3	48	(94)	11	54	(80)
Total revenue	21	61	(66)	56	109	(49)

Expenses
General expenses	37	28	32	109	81	35
Interest expense	31	35	(11)	125	136	(8)
Total expenses	68	63	8	234	217	8

Loss before income tax	$(47)	$(2)	N/A %	$(178)	$(108)	N/A %

Notes:

	Fourth Quarter Ended			Twelve Months Ended
	Dec. 31, 2005	Dec. 31, 2004	Percent Change	Dec. 31, 2005	Dec. 31, 2004	Percent Change
(1) Includes (millions):
Income from Endurance warrants	$8	$9	(11)%	$10	$—	N/A %
Equity earnings – Endurance	—	—	—	—	38	(100)
Total	$8	$9	(11)%	$10	$38	(74)%

(2) Includes gain on sale of Endurance stock (millions)	$—	$37	(100)%	$1	$48	(98)%

Aon Corporation

Reconciliation of the Impact of Non-GAAP Measures on Diluted Earnings Per Share from Continuing Operations

Fourth Quarter and Twelve Months Ended December 31, 2005 and 2004

	Fourth Quarter Ended			Twelve Months Ended
(millions except per share data)	Dec. 31, 2005	Dec. 31, 2004	Percent Change	Dec. 31, 2005	Dec. 31, 2004	Percent Change
Diluted earnings per share from continuing operations – as reported	$0.42	$0.22	91%	$1.89	$1.63	16%
After tax earnings per share adjustments:
Provision for Daniel & NY and other state settlements	—	0.42		0.01	0.42
Restructuring charges	0.25	—		0.31	—
Gain on sale of Cambridge	—	(0.12)		—	(0.12)
Gain on sale of Endurance common stock	—	(0.07)		—	(0.09)
Endurance common stock equity earnings	—	—		—	(0.07)
Total after tax earnings per share adjustments	0.25	0.23		0.32	0.14

Diluted earnings per share from continuing operations – as adjusted	$0.67	$0.45	49%	$2.21	$1.77	25%

Diluted average common and common equivalent shares outstanding	347.5	336.4		341.5	336.6

Aon Corporation

Reconciliation of Non-GAAP Measures - Segments

Fourth Quarter and Twelve Months Ended December 31, 2005 and 2004 (1)

	Fourth Quarter Ended December 31, 2005					Twelve Months Ended December 31, 2005
(millions)	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Corporate & Other	Total	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Corporate & Other	Total
Revenue as reported	$1,434	$336	$756	$4	$2,530	$5,400	$1,255	$3,188	$(6)	$9,837
Gain on sale of Endurance common stock	—	—	—	—	—	—	—	—	(1)	(1)
Revenue as adjusted	$1,434	$336	$756	$4	$2,530	$5,400	$1,255	$3,188	$(7)	$9,836

Income (loss) from continuing operations before provision for income tax – as reported	$134	$40	$79	$(47)	$206	$719	$110	$314	$(178)	$965
Provision for Daniel & NY and other state settlements	1	—	—	—	1	4	1	—	—	5
Restructuring charges	114	4	3	2	123	143	8	3	4	158
Gain on sale of Endurance common stock	—	—	—	—	—	—	—	—	(1)	(1)
Income (loss) from continuing operations before provision for income tax – as adjusted	$249	$44	$82	$(45)	$330	$866	$119	$317	$(175)	$1,127
Income from continuing operations before provision for income tax – margins as adjusted	17.4%	13.1%	10.8%	N/A	13.0%	16.0%	9.5%	9.9%	N/A	11.5%

	Fourth Quarter Ended December 31, 2004					Twelve Months Ended December 31, 2004
(millions)	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Corporate & Other	Total	Risk and Insurance Brokerage Services	Consulting	Insurance Underwriting	Corporate & Other	Total
Revenue as reported	$1,436	$341	$785	$38	$2,600	$5,497	$1,247	$3,150	$37	$9,931
Endurance common stock equity earnings	—	—	—	—	—	—	—	—	(38)	(38)
Gain on sale of Endurance common stock	—	—	—	(37)	(37)	—	—	—	(48)	(48)
Revenue as adjusted	$1,436	$341	$785	$1	$2,563	$5,497	$1,247	$3,150	$(49)	$9,845

Income (loss) from continuing operations before provision for income tax – as reported	$12	$22	$61	$(2)	$93	$576	$105	$254	$(108)	$827
Provision for Daniel & NY and other state settlements	187	33	—	—	220	187	33	—	—	220
Gain on sale of Cambridge	(15)	—	—	—	(15)	(15)	—	—	—	(15)
Gain on sale of Endurance common stock	—	—	—	(37)	(37)	—	—	—	(48)	(48)
Endurance common stock equity earnings	—	—	—	—	—	—	—	—	(38)	(38)
Income (loss) from continuing operations before provision for income tax – as adjusted	$184	$55	$61	$(39)	$261	$748	$138	$254	$(194)	$946

Income from continuing operations before provision for income tax – margins as adjusted	12.8%	16.1%	7.8%	N/A	10.2%	13.6%	11.1%	8.1%	N/A	9.6%

(1)          Several noteworthy items impacted revenue and pretax income in 2005 and 2004, which are described in this schedule.  The pretax income (loss) amounts and related margins shown in the captions “Income (loss) from continuing operations before provision for income tax — as adjusted” are non-GAAP measures.

Aon Corporation

Consolidated Summary of Operations - Reclassified for Discontinued Operations

	2004					2005
(millions except per share data)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter	2nd Quarter	3rd Quarter	Nine Months
Revenue
Brokerage commissions and fees	$1,739	$1,691	$1,601	$1,791	$6,822	$1,675	$1,664	$1,582	$4,921
Premiums and other	692	716	693	687	2,788	698	718	732	2,148
Investment income	80	69	50	122	321	91	74	73	238
Total revenue	2,511	2,476	2,344	2,600	9,931	2,464	2,456	2,387	7,307

Expenses
General expenses	1,725	1,707	1,682	1,855	6,969	1,659	1,711	1,695	5,065
Benefits to policyholders	383	392	379	362	1,516	393	381	402	1,176
Depreciation & amortization	69	82	77	75	303	67	62	80	209
Interest expense	34	35	32	35	136	34	31	29	94
Provision for New York and other state settlements	—	—	—	180	180	1	2	1	4
Total expenses	2,211	2,216	2,170	2,507	9,104	2,154	2,187	2,207	6,548

Income from continuing operations before provision for income tax	300	260	174	93	827	310	269	180	759
Provision for income tax	107	93	62	20	282	112	89	60	261
Income from continuing operations	193	167	112	73	545	198	180	120	498
Income (loss) from discontinued operations, net of tax	(23)	6	10	8	1	2	11	2	15

Net income	$170	$173	$122	$81	$546	$200	$191	$122	$513
Preferred stock dividends	(1)	—	(1)	(1)	(3)	(1)	—	(1)	(2)
Net income available for common stockholders	$169	$173	$121	$80	$543	$199	$191	$121	$511

Basic net income per share:
Income from continuing operations	$0.60	$0.52	$0.35	$0.23	$1.70	$0.61	$0.56	$0.36	$1.54
Discontinued operations	(0.07)	0.02	0.03	0.02	—	0.01	0.03	0.01	0.05
Net income	$0.53	$0.54	$0.38	$0.25	$1.70	$0.62	$0.59	$0.37	$1.59

Dilutive net income per share:
Income from continuing operations	$0.58	$0.50	$0.33	$0.22	$1.63	$0.58	$0.54	$0.35	1.48
Discontinued operations	(0.07)	0.02	0.03	0.02	—	0.01	0.03	0.01	0.04
Net income	$0.51	$0.52	$0.36	$0.24	$1.63	$0.59	$0.57	$0.36	1.52
Dilutive average common and common equivalent shares outstanding	335.3	337.1	337.4	336.4	336.6	337.1	338.5	342.7	339.4

Note: The above information represents the reclassification to discontinued operations of the results of a non-core brokerage operation in Australia.

Aon Corporation

Segments  – Reclassification for Discontinued Operations

	2004					2005
(millions)	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Full Year	1st Quarter	2nd Quarter	3rd Quarter	Nine Months
Revenue
Risk and insurance brokerage services
As reported	$1,413	$1,366	$1,289	$1,442	$5,510	$1,354	$1,336	$1,283	$3,973
Less: reclassification to discontinued operations	(2)	(2)	(3)	(6)	(13)	(2)	(2)	(3)	(7)
As reclassified	1,411	1,364	1,286	1,436	5,497	1,352	1,334	1,280	3,966
Consulting	301	305	300	341	1,247	309	315	295	919

Insurance underwriting	781	805	779	785	3,150	789	816	827	2,432

Corporate and other	36	18	(6)	61	109	29	6	—	35

Intersegment revenues	(18)	(16)	(15)	(23)	(72)	(15)	(15)	(15)	(45)
Total	$2,511	$2,476	$2,344	$2,600	$9,931	$2,464	$2,456	$2,387	$7,307

Income (Loss) Before Income Tax Risk and insurance brokerage services
As reported	$243	$191	$131	$15	$580	$240	$208	$138	$586
Less: reclassification to discontinued operations	—	—	(1)	(3)	(4)	—	—	(1)	(1)
As reclassified	243	191	130	12	576	240	208	137	585
Consulting	26	28	29	22	105	26	29	15	70

Insurance underwriting	53	73	67	61	254	68	83	84	235

Corporate and other	(22)	(32)	(52)	(2)	(108)	(24)	(51)	(56)	(131)
Total	$300	$260	$174	$93	$827	$310	$269	$180	$759

Income from continuing operations before income tax – margins
Risk and insurance brokerage services
As reported	17.2%	14.0%	10.2%	1.0%	10.5%	17.7%	15.6%	10.8%	14.7%
As reclassified	17.2%	14.0%	10.1%	0.8%	10.5%	17.8%	15.6%	10.7%	14.8%

Consulting	8.6%	9.2%	9.7%	6.5%	8.4%	8.4%	9.2%	5.1%	7.6%

Insurance underwriting	6.8%	9.1%	8.6%	7.8%	8.1%	8.6%	10.2%	10.2%	9.7%

Total
As reported	11.9%	10.5%	7.5%	3.7%	8.4%	12.6%	10.9%	7.6%	10.4%
As reclassified	11.9%	10.5%	7.4%	3.6%	8.3%	12.6%	11.0%	7.5%	10.4%

Note:                   The above information represents the reclassification to discontinued operations of the results of a non-core brokerage operation in Australia.

Aon Corporation

Preliminary Consolidated Statements of Financial Position

	As of
(billions)	Dec. 31, 2005	Dec. 31, 2004
	(Unaudited)
ASSETS
Investments
Fixed maturities at fair value	$4.2	$3.5
Short-term investments	4.3	4.4
Other investments	0.6	0.5
Total investments	9.1	8.4
Cash	0.5	0.6
Receivables	9.7	9.9
Deferred Policy Acquisition Costs	1.2	1.1
Goodwill	4.4	4.6
Other Intangible Assets	0.1	0.1
Property and Equipment, net	0.5	0.7
Other Assets	2.3	2.9
TOTAL ASSETS	$27.8	$28.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Insurance Premiums Payable	$9.4	$9.8
Policy Liabilities
Future policy benefits	1.7	1.5
Policy and contract claims	1.8	1.9
Unearned and advance premiums and contract fees	3.0	3.0
Total Policy Liabilities	6.5	6.4
General Liabilities
General expenses	1.7	1.6
Notes payable	2.1	2.1
Pension, post-employment and post-retirement liabilities	1.5	1.5
Other liabilities	1.3	1.8
TOTAL LIABILITIES	22.5	23.2
Commitments and Contingent Liabilities
Stockholders’ Equity	5.3	5.1
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$27.8	$28.3